UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2023

OrthoPediatrics Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-38242	26-1761833
(Commission File Number)	(IRS Employer Identification No.)

2850 Frontier Drive Warsaw, Indiana	46582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 268-6379

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00025 par value per share	KIDS	Nasdaq Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2023, OrthoPediatrics Corp. (the “Company”) entered into a $80 million Credit, Security and Guaranty Agreement (the “Credit Agreement”) by and among (i) the Company and other borrowers party to the Credit Agreement (collectively, the “Borrowers”), (ii) MidCap Funding IV Trust, as Agent (“Agent”), (iii) MidCap Financial Trust, as Term Loan Servicer (“Servicer”), and (iv) the financial institutions or other entities from time to time party thereto as Lenders (collectively, “Lenders”). Under the terms of the Credit Agreement, the Lenders have provided to Borrowers a term loan in an aggregate principal amount that will not exceed $30 million available in three tranches of $10 million each subject to certain conditions (the “Term Loan”) and a revolving loan in an aggregate principal amount that will not exceed $50 million (the “Revolving Loan”). Interest on the Term Loan will accrue at the greater of (a) One Month Term SOFR plus 6.50% or (b) 9.0% and interest on the Revolving Loan will accrue at the greater of (a) One Month Term SOFR plus 4.0% or (b) 6.50% (the “Applicable Rate”) and will be payable monthly by the Borrowers. The first tranche of $10 million was issued under the Term Loan upon execution. Payments of principal and all accrued but unpaid interest will be due and payable upon the earlier of December 1, 2028, or (i) the occurrence of any transaction or series of transactions pursuant to which any person or entity in the aggregate acquire(s) 35% or more of the voting capital stock of the Company (ii) a change in the majority of the Company’s Board of Directors over a 12-month period; (iii) the Company ceases to own directly or indirectly, 100% of the capital stock of any of its subsidiaries (with the exception of any subsidiaries permitted to be dissolved, merged or otherwise disposed of by the Credit Agreement), or (iv) the occurrence of a change in control, fundamental change, deemed liquidation event or terms of similar import under any document or instrument governing or relating to debt of or equity interests of Company. The loans under the Credit Agreement are secured by a security interest in the Company’s and other Borrower’s assets. The Credit Agreement provides for customary events of default. If an event of default is not cured within the time periods specified (if any), the Lenders and Agent have the right to accelerate the Company’s payment of principal and interest in addition to other rights and remedies.

The debt facilities available under the Credit Agreement replace the Fourth Amended and Restated Loan and Security Agreement with Squadron Capital LLC (“Squadron”) (as amended, the “Squadron Loan Agreement”), which provided the Company with a $50 million revolving credit facility. There was no indebtedness outstanding under the Squadron Loan Agreement and it was terminated in connection with the Credit Agreement.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	10.1+	Credit Agreement by and among the Lenders, Agent, Servicer and Borrowers, dated as of December 29, 2023.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+Certain exhibits and disclosure schedules to the Credit Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of the exhibits and disclosure schedules to the Credit Agreement to the Securities and Exchange Commission upon request.

* * * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OrthoPediatrics Corp.

Date: January 2, 2024	By:	/s/ Daniel J. Gerritzen
Daniel J. Gerritzen,
General Counsel and Secretary